SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 30, 2005

DRESSER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

(Address of principal executive offices) (zip code)

(972) 361-9800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

Sale of On/Off Valve Business. On November 30, 2005, Dresser, Inc. (the “Company”) completed the previously announced sale of substantially all of its worldwide On/Off valve business to Cooper Cameron Corporation. Pursuant to an amendment to the purchase agreement, the closing of the sale of the Brazilian operations of the On/Off valve business has been delayed until certain required operating permits can be properly transferred and certain tax documentation can be obtained. The parties anticipate the closing of the Brazil transaction will occur in the first quarter of 2006. Until such time, the Company will continue to operate the Brazilian On/Off business.

The total purchase price for the On/Off business is $223.8 million, subject to post-closing adjustments, including $21.3 million in deferred proceeds attributable to the Brazilian operation. The net proceeds from the sale will primarily be used to pay down debt.

The Company had previously announced its agreement to sell the On/Off business in its Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2005.

Item 9.01. Financial Statements and Exhibits

(b)	Pro Forma Financial Information

The Item 9.01(b)(1) disclosure of certain pro forma financial information associated with the On/Off sale will be delayed until after the filing of the Company’s 2004 Annual Report on Form 10-K and 2005 First, Second and Third Quarter Reports on Form 10-Q. As previously disclosed, the Company has obtained an extension from its senior lenders of its obligation to provide the required pro forma financial information, and intends to commence a solicitation of the holders of its 9 3/8% senior subordinated notes to waive, among other things, any default associated with the delayed Form 8-K filing.

(c)	Exhibits

2.1	Amendment No. 1 to Purchase Agreement between Dresser, Inc. and Cooper Cameron Corporation.

99.1	Press release concerning the closing of the On/Off sale.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2005	Dresser, Inc.

/s/ PATRICK M. MURRAY
Patrick M. Murray Chief Executive Officer and Chairman of the Board

/s/ JAMES A. NATTIER
James A. Nattier Executive Vice President and Chief Financial Officer

/s/ THOMAS J. KANUK
Thomas J. Kanuk Corporate Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment No. 1 to Purchase Agreement between Dresser, Inc. and Cooper Cameron Corporation.

99.1	Press release concerning the closing of the On/Off sale.